Exhibit 99.1


NORTHERN BORDER PIPELINE COMPANY RETAINS KPMG LLP AS AUDITOR

MONDAY, FEBRUARY 11, 2002


OMAHA - Northern Border Pipeline Company announced that it
has retained the services of KPMG LLP as its independent
auditor.  The change is the result of the resignation of
Arthur Andersen LLP effective February 5, 2002.   The
Company believes that it will meet the filing deadline for its 2001 Annual Report on Form 10-K with the Securities and
Exchange Commission.

     The Company states, and Andersen concurs, that there have been no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. Andersen has advised that it has not withdrawn any of its opinions expressed in their auditor's report for any periods for which they conducted audits of the Company. Andersen indicated that its resignation was due to concerns about its ability, under professional standards regarding independence, to continue to act as auditor for Northern Border Pipeline Company in light of recent events involving Enron Corp. Northern Plains Natural Gas Company and Pan Border Gas Company, wholly-owned subsidiaries of Enron Corp., are general partners of Northern Border Partners
L.P., which owns 70% of the Company.   Neither Northern
Plains nor Pan Border has been included in Enron Corp.'s bankruptcy proceedings.

     A Form 8-K Current Report covering the resignation of
Andersen will be filed by the Partnership with the Securities and Exchange Commission later today.

   Northern Border Pipeline Company is a general partnership that owns and operates a 1,249-mile interstate pipeline that transports Canadian natural gas supplies from the Montana-Saskatchewan border into markets in the Midwest. Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company. The remaining 30 percent general partner interest is owned by a subsidiary of TC PipeLines LP. Northern Border Partners, L.P. is listed on the New York Stock Exchange under the symbol "NBP." TC PipeLines, LP is listed on the Nasdaq under the symbol "TCLP."